As filed with the Securities and Exchange Commission on January 25, 2021

Registration No. 333-14661

Registration No. 333-64651

Registration No. 333-91258

Registration No. 333-42249

Registration No. 333-111977

Registration No. 333-129719

Registration No. 333-143389

Registration No. 333-147523

Registration No. 333-163864

Registration No. 333-185667

Registration No. 333-185663

Registration No. 333-189931

Registration No. 333-192055

Registration No. 333-196970

Registration No. 333-196968

Registration No. 333-199154

Registration No. 333-200775

Registration No. 333-201804

Registration No. 333-204764

Registration No. 333-206400

Registration No. 333-206708

Registration No. 333-208348

Registration No. 333-208927

Registration No. 333-209418

Registration No. 333-210395

Registration No. 333-210396

Registration No. 333-210874

Registration No. 333-212776

Registration No. 333-212952

Registration No. 333-213948

Registration No. 333-217083

Registration No. 333-218647

Registration No. 333-219935

Registration No. 333-219937

Registration No. 333-222007

Registration No. 333-222449

Registration No. 333-228814

Registration No. 333-236764

Registration No. 333-249708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-14661)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-64651)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-91258)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 4 (No. 333-42249)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-111977)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-129719)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-143389)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-147523)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-163864)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-185667)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-185663)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-189931)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-192055)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-196970)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-196968)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-199154)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-200775)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-201804)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-204764)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-206400)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-206708)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-208348)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-208927)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-209418)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-210395)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-210396)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-210874)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-212776)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-212952)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-213948)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-217083)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-218647)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-219935)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-219937)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-222007)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-222449)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-228814)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-236764)

POST-EFFECTIVE AMENDMENT TO FORM S–8 REGISTRATION STATEMENT NO. 1 (No. 333-249708)

UNDER THE SECURITIES ACT OF 1933

CISCO SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0059951
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 West Tasman Drive

San Jose, California 95134-1706

(Address of Principal Executive Offices) (Zip Code)

Cisco Systems, Inc. International Employee Stock Purchase Plan

Cisco Systems, Inc. Employee Stock Purchase Plan

Cisco Systems, Inc. 2005 Stock Incentive Plan

Cisco Systems, Inc. Deferred Compensation Plan

Cisco Systems, Inc. 1989 Employee Stock Purchase Plan

Cisco Systems, Inc. 1996 Stock Incentive Plan

Cisco Systems, Inc. 1997 Supplemental Stock Incentive Plan

Options to purchase stock granted under the Cariden Technologies, Inc. 2002 Equity Incentive Plan and the Cariden Technologies, Inc. 2011 Equity Incentive Plan and restricted stock units granted under the Cariden Technologies, Inc. 2012 Equity Incentive Plan and assumed by the Registrant

Options to purchase stock granted under the Meraki, Inc. 2006 Stock Plan and restricted stock units granted under the Meraki, Inc. 2012 Equity Incentive Plan and assumed by the Registrant

Options to purchase stock granted under the Amended and Restated JouleX, Inc. 2010 Equity Incentive Plan and restricted stock units granted under the JouleX, Inc. 2013 Equity Incentive Plan and assumed by the Registrant

Options to purchase stock granted under the WhipTail Technologies, Inc. 2009 Stock Option and Grant Plan and the WhipTail Technologies, Inc. 2011 Stock Option and Grant Plan, and restricted stock units granted under the WhipTail Technologies, Inc. 2013 Equity Incentive Plan, and assumed by the Registrant

Restricted stock units granted under the WhipTail Technologies, Inc. 2013 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the ThreatGRID, Inc. 2012 Equity Incentive Plan, and restricted stock units granted under the ThreatGRID, Inc. 2014 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the MetaCloud, Inc. Stock Incentive Plan, and restricted stock units granted under the MetaCloud, Inc. 2014 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Tropo, Inc. 2012 Stock Incentive Plan, and restricted stock units granted under the Tropo, Inc. 2015 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the MaintenanceNet, Inc. 2005 Stock Plan, and restricted stock units granted under the MaintenanceNet, Inc. 2015 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the OpenDNS, Inc. Amended and Restated 2009 Stock Plan, and restricted stock units granted under the OpenDNS, Inc. Amended and Restated 2009 Stock Plan and the OpenDNS, Inc. 2015 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the One Mainstream, Inc. (f/k/a Sky Channel, Inc.) 2012 Stock Plan and restricted stock units granted under the One Mainstream, Inc. 2015 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Lancope, Inc. 2002 Stock Incentive Plan and the Lancope, Inc. 2012 Stock Incentive Plan, and restricted stock units granted under the Lancope, Inc. 2015 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Acano (UK) Limited 2012 Share Option Scheme and the Acano (UK) Limited 2016 Unapproved Employee Share Option Scheme and restricted stock units granted under the Acano (UK) Limited 2015 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Arena Semiconductor (2014) Ltd. 2014 Share Incentive Plan and restricted stock units granted under the Leaba Semiconductor Ltd. 2016 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Jasper Technologies, Inc. Amended and Restated 2005 Stock Plan and restricted stock units granted under the Jasper Technologies, Inc. 2016 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Cliqr Technologies, Inc. Stock Incentive Plan and restricted stock units granted under the Cliqr Technologies, Inc. 2016 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the CloudLock, Inc. 2008 Stock Incentive Plan and restricted stock units granted under the CloudLock, Inc. 2016 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the ContainerX, Inc. 2015 Equity Incentive Plan and restricted stock units granted under the ContainerX, Inc. 2016 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock and restricted stock units granted under the Amended and Restated AppDynamics, Inc. 2008 Stock Plan, and assumed by the Registrant

Options to purchase stock granted under the MindMeld, Inc. 2011 Stock Plan and restricted stock units granted under the MindMeld, Inc. 2017 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the vIPtela, Inc. 2012 Stock Incentive Plan and restricted stock units granted under the vIPtela, Inc. 2017 Equity Incentive Plan, and assumed by the Registrant

Restricted stock units granted under the Observable Networks, Inc. 2017 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Perspica Networks, Inc. 2016 Equity Incentive Plan and restricted stock units granted under the Perspica, Inc. 2017 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the 47Line Technologies Inc. 2015 Stock Incentive Plan and restricted stock units granted under the 47Line Technologies Inc. 2017 Equity Incentive Plan, and assumed by the Registrant

Options to purchase stock granted under the Zomojo Employee Share Option Plan and restricted stock units granted under the Zomojo Pty Ltd. 2019 Equity Incentive Plan, and substituted by the Registrant

Options to purchase stock granted under the PortShift Software Technologies Ltd. 2018 Share Incentive Plan, and assumed by the Registrant

(Full Title of the Plans)

Evan Sloves

Secretary

Cisco Systems, Inc.

300 East Tasman Drive

San Jose, California 95134-1706

(Name and Address of Agent For Service)

(408) 526-4000

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below	NA	NA	NA	NA

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8. Therefore, no further registration fee is required.

EXPLANATORY NOTE:

REINCORPORATION; ASSUMPTION OF REGISTRATION STATEMENTS

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment (the “Amendment”) to Registration Statements Nos. 333-14661, 333-64651, 333-91258, 333-42249, 333-111977, 333-129719, 333-143389, 333-147523, 333-163864, 333-185667, 333-185663, 333-189931, 333-192055, 333-196970, 333-196968, 333-199154, 333-200775, 333-201804, 333-204764, 333-206400, 333-206708, 333-208348, 333-208927, 333-209418, 333-210395, 333-210396, 333-210874, 333-212776, 333-212952, 333-213948, 333-217083, 333-218647, 333-219935, 333-219937, 333-222007, 333-222449, 333-228814, 333-236764 and 333-249708 (the “Registration Statements”) filed by Cisco Systems, Inc., a California corporation (“Cisco Systems California”), the predecessor of Cisco Systems, Inc., a Delaware corporation (the “Company”). The Company succeeded to the interests of Cisco Systems California following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of January 25, 2021 (the “Merger Agreement”), between Cisco Systems California and the Company. The Merger Agreement provided for, among other things, the merger of Cisco Systems California with and into the Company, a wholly owned subsidiary of Cisco Systems California (the “Merger”). The Merger Agreement was approved by the shareholders of Cisco Systems California at the annual meeting of shareholders held on December 10, 2020, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Merger and upon the effective date of the Merger, each outstanding share of common stock, par value $0.001 per share, of Cisco Systems California was automatically converted into one share of common stock, par value $0.001 per share, of the Company. Immediately prior to the consummation of the Merger, the Company had nominal assets and liabilities.

For purposes of this Amendment and the Registration Statements, any reference to “Cisco Systems, Inc.” (i) as of any time prior to the effective time of the Merger shall mean Cisco Systems California and (ii) as of any time after the effective time of the Merger shall mean the Company.

The prospectuses contained in the Registration Statements incorporate by reference all documents filed by Cisco Systems California and the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectuses contained in the Registration Statements, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Merger and incorporated by reference in the Registration Statement, will not reflect the change in the state of incorporation of the registrant or changes in capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statements that is modified by information subsequently incorporated by reference in the Registration Statements, the statement or information previously contained or incorporated in the Registration Statements shall also be deemed modified or superseded in the same manner.

The Registration Statements and prospectuses shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8; Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment. In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Amendment, the Company, as successor issuer to Cisco Systems California, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Cisco Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Company and Cisco Systems California, as applicable, with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 25, 2020 filed with the Commission on September 3, 2020 pursuant to Section 13 of the Exchange Act;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

The description of the Registrant’s Common Stock contained in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on January 25, 2021, and including any other amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP beneficially own an aggregate of approximately 31,801 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends, stock purchases or redemptions); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and executive officers. These agreements provide for the indemnification of directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant currently carries liability insurance for its directors and executive officers for securities matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Cisco Systems, Inc., as currently in effect.	8-K12B		3.1	January 25, 2021

4.2	Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect.	8-K12B		3.2	January 25, 2021

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 25, 2021.

Cisco Systems, Inc.

By:	/s/ Charles H. Robbins
Charles H. Robbins,
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Charles H. Robbins, R. Scott Herren, Prat S. Bhatt, Mark Chandler and Evan Sloves, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles H. Robbins	Chairman and Chief Executive Officer	January 25, 2021
Charles H. Robbins	(Principal Executive Officer)

/s/ R. Scott Herren	Executive Vice President and	January 25, 2021
R. Scott Herren	Chief Financial Officer (Principal Financial Officer)

/s/ Prat S. Bhatt	Senior Vice President, Corporate	January 25, 2021
Prat S. Bhatt	Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ M. Michele Burns	Director	January 25, 2021
M. Michele Burns

/s/ Wesley G. Bush	Director	January 25, 2021
Wesley G. Bush

/s/ Michael D. Capellas	Lead Independent Director	January 25, 2021
Michael D. Capellas

/s/ Mark Garrett	Director	January 25, 2021
Mark Garrett

/s/ John D. Harris	Director	January 25, 2021
John D. Harris

/s/ Kristina M. Johnson	Director	January 25, 2021
Dr. Kristina M. Johnson

/s/ Roderick C. McGeary	Director	January 25, 2021
Roderick C. McGeary

/s/ Brenton L. Saunders	Director	January 25, 2021
Brenton L. Saunders

/s/ Lisa T. Su	Director	January 25, 2021
Dr. Lisa T. Su